EXHIBIT 10.67

September 11, 2003

Mr. Charles R. Tutterow

Executive Vice President

JPS Industries, Inc.

555 North Pleasantburg Drive, Suite 202

Greenville, South Carolina 29607

Re: Modification of Obligation # 1331016 in name of JPS Industries, Inc.

Dear Chuck:

In conjunction with the covenant waiver of same date from Wachovia Bank, National Association (hereafter “Wachovia” or “Bank”) to JPS Industries, Inc. (the “Borrower”), Wachovia and Borrower agree to the following modification of the terms and conditions of Obligation # 1331016 ($25,000,000 revolver):

REVOLVER AVAILABILITY:

Advances shall be governed by a borrowing base to be received monthly or more frequently as determined by Wachovia. The aggregate principal balance of cash advances and letters of credit to be made by Wachovia from time to time pursuant to this facility shall not exceed the lesser of $25,000,000 or the Borrowing Base (as defined herein “Borrowing Base” means (1) up to 85% of the net amount of Eligible Non-Factored Accounts plus (2) up to 90% of the net amount of Eligible Factored Accounts plus (3) up to 60% of Eligible Raw Materials Inventory plus (4) up to 30% of Eligible Work-in-Progress Inventory plus (5) up to 50% of Eligible Finished Goods Inventory, plus an allowance for fixed assets to be determined. The advance rates on trading assets will be subject to a field exam to be performed by Wachovia, and the allowance for fixed assets will be subject to an appraisal if deemed necessary by Wachovia, all at Borrower’s expense. Eligibility of accounts receivable and inventory shall be determined pursuant to Wachovia’s standard eligibility criteria which shall apply and be further defined in the loan agreement.

REPORTING:

Borrower shall submit a Borrowing Base Certificate, with supporting schedules including Accounts Receivable and Accounts Payable aging reports and Inventory detail reports monthly or more frequently as determined by Wachovia, satisfactory to Wachovia in all respects.

ANNUAL FINANCIAL STATEMENTS:

Borrower shall deliver to Wachovia, within 90 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a

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balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis and in reasonable detail.

PERIODIC FINANCIAL STATEMENTS:

Borrower shall deliver to Wachovia, within 30 days of prior month end, unaudited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis and in reasonable detail.

FIELD EXAMINATIONS:

Field examinations will be performed quarterly (or less frequently if deemed appropriate by Wachovia, but no less frequent than annually) by Wachovia, at Borrower’s expense. Field examination results must be satisfactory to Wachovia in all respects.

ACQUISITIONS:

Borrower shall not make any acquisitions without prior written consent of Wachovia.

DOCUMENTS:

The facility will be evidenced by documents prepared by and acceptable to Wachovia, containing such representations, warranties, affirmative and negative covenants, indemnities, closing conditions, defaults and remedies as are typically required by Wachovia and/or are customary in this type of transaction. The failure of Borrower and Wachovia to reach agreement on the loan documents shall not be deemed a breach by Wachovia of this modification. Unless Wachovia agrees otherwise in writing, completion of all documents is a condition of closing.

COSTS:

On or before the closing Borrower shall pay all costs, expenses and fees (including, without limitation, any appraisal, field examination, searches, recording and attorneys’ fees) associated with this transaction. Wachovia is not providing legal advice or services to Borrower.

EVENT OF DEFAULT:

The modifications discussed above are to be completed by October 15, 2003. Failure of Borrower to enter into these modifications by this date will be an event of default.

All other terms and conditions of Obligation # 1331016 will remain in effect.

Wachovia’s obligations under this modification are conditioned on the fulfillment to Wachovia’s sole satisfaction of each term and condition referenced by this modification letter. These terms and conditions are not exhaustive, and this modification is subject to certain other terms and closing conditions customarily required by Wachovia for similar transactions and may be supplemented prior to closing based upon Wachovia’s investigation and/or as disclosure of Borrower’s circumstances so dictate.

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Please indicate your acceptance of the terms and conditions contained herein by signing below and returning one executed copy of this modification letter and the covenant waiver letter of same date to the undersigned by September 15, 2003.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ James K. Baumgardner
James K. Baumgardner Senior Vice President

The above modification is agreed to and accepted on the terms and conditions provided in this letter.

JPS INDUSTRIES, INC.

By: /s/ Charles R. Tutterow	September 11, 2003
Charles R. Tutterow	Date
Executive Vice President

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